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Exhibit 10.1

RELEASE, CONSULTING AND NON-COMPETITION AGREEMENT

        This Release, Consulting and Noncompetition Agreement (this "Agreement") is entered into as of April 19, 2011, by and between Brookline Bancorp, Inc., a Delaware corporation ("Buyer"), Bancorp Rhode Island, Inc., a Rhode Island corporation (the "Company"), Bank Rhode Island, a financial institution organized under the laws of the State of Rhode Island (the "Bank"), and Merrill W. Sherman (the "Consultant").

RECITALS:

        WHEREAS, the Consultant is employed as the President and Chief Executive Officer of the Company and the Bank pursuant to an employment agreement dated February 20, 2007, as amended as of March 6, 2008 and December 20, 2010 (the "Employment Agreement"); and

        WHEREAS, pursuant to an Agreement and Plan of Merger dated as of April 19, 2011 (the "Merger Agreement") between Buyer and the Company, the Company shall merge with and into the Buyer (the "Merger"); and

        WHEREAS, in connection with the Merger, the Company and the Consultant have agreed that the Consultant will resign her employment with the Company and the Bank as of the Closing Date (as such term in defined in the Merger Agreement); and

        WHEREAS, the parties hereto recognize and acknowledge the interest of Buyer in protecting the business and goodwill associated with the Company following the Merger by having the Consultant enter into this Agreement; and

        WHEREAS, the Consultant understands and agrees that the non-competition and non-solicitation covenants contained in this Agreement are of utmost importance to the Buyer and that the Buyer would not enter into this Agreement in the absence of such covenants; and

        WHEREAS, Buyer desires to have the Consultant provide, and the Consultant is willing to provide Buyer with, the consulting services on the terms and conditions set forth herein.

        NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.    Defined Terms

        Any capitalized terms not defined in this Agreement shall have as their meanings the definitions contained in the Merger Agreement.

        2.    Payments to be Made Pursuant to the Employment Agreement

        (a)   As of the Effective Time of the Merger, the employment of the Consultant as the President and Chief Executive Officer of the Company and the Bank shall be terminated, and the Consultant shall have a "Separation from Service" for purposes of Section 409A of the Code as of such date. As a result of such Separation from Service, Consultant shall be deemed to have a Terminating Event (as defined in the Employment Agreement) and in consideration of the Consultant executing the general release attached hereto as Exhibit A in a timely manner so that it is effective and irrevocable prior to the Closing Date, the Consultant shall be entitled to receive the payments to which she is entitled pursuant to the Employment Agreement as a result of such Terminating Event, subject to the following.

        (b)   On the Closing Date of the Merger, the Bank shall pay to the Consultant an amount equal to any base salary and bonus earned on account of services performed by the Consultant prior to the

Effective Time of the Merger which have not been previously paid and the Consultant's pro-rated bonus to the Effective Time of the Merger under the Bank's Annual Executive Incentive Plan, or any successor plan, based on the "Target Bonus" for the year in which the Effective Time of the Merger occurs (the "Past Service Amount"). Such payment shall satisfy in full the Bank's obligation to pay the Past Service Amount required pursuant to Section 3.6(a)(i) of the Employment Agreement.

        (c)   On the earlier of (i) the first business day that is six (6) months and one day following the Effective Time of the Merger or (ii) the date of the Consultant's death, Buyer shall pay to the Consultant in a single lump sum an amount equal to $2,200,000 (the "Severance Payment") plus an amount equal to the product of the Severance Payment multiplied by the Interest Factor as defined below. For purposes of this Agreement, the Interest Factor shall equal 120% of the short-term applicable federal rate (determined under Section 1274(d) of the Code) as published by the Internal Revenue Service for the month in which the Effective Time of the Merger occurs. Such payment shall satisfy in full the Bank's obligation to pay the Severance Payment under Section 3.6(a)(ii) of the Employment Agreement.

        (d)   Buyer agrees to provide the Consultant with continuing medical, dental and life insurance benefits in accordance with the terms of Section 3.6(b) of the Employment Agreement.

        (e)   Effective as of the Effective Time of the Merger, the Consultant hereby waives all of her rights to each of the following: (i) the continued use or purchase of the automobile currently being used by her under Section 3.6(c) of the Employment Agreement, (ii) an extension of her stock options pursuant to Section 3.6(d) of the Employment Agreement, and (iii) the use of an office and the exclusive use of an executive assistant pursuant to Section 3.6(e) of the Employment Agreement.

        (f)    Sections 3.6(b), 3.8 , 3.9, 3.10, 3.11, 4.1 and 4.4 through 4.12 inclusive of the Employment Agreement shall survive the termination of the Consultant's employment as of the Effective Time of the Merger. All other sections of the Employment Agreement shall be terminated immediately following the Effective Time of the Merger.

        3.    Consulting Service

        (a)   Subject to the provisions of Section 3(e) hereof, the parties hereto agree that, during the twelve (12)-month period immediately following the Effective Time of the Merger (the "Consulting Period"), the Consultant undertakes to provide her personal advice and counsel to Buyer and its subsidiaries and affiliates (including Bank Rhode Island) in connection with the business of Buyer and its subsidiaries, including, but not limited to, consulting with Buyer regarding the operations and customer relationships of Buyer and assisting Buyer in matters relating to the integration of Bank Rhode Island with Buyer (collectively the "Consulting Services"), subject to the terms and conditions which are set forth herein. The Consultant shall provide such Consulting Services as may be requested from time to time by the Chief Executive Officer of Buyer; provided, however, that in no event will the Consultant be required to perform Consulting Services for more than one day per week and in no event shall the monthly consulting services exceed twenty percent (20%) of the average monthly level of services provided by the Consultant as an employee of the Bank and its affiliates over the thirty-six (36) months immediately preceding the Effective Time of the Merger. During the Consulting Period, the Consultant shall be available to devote a sufficient portion of her business time, attention, skills and effort (other than during holidays, vacations and periods of illness) to the business and affairs of Buyer and its subsidiaries and affiliates to satisfy her obligations hereunder and shall use her reasonable best efforts to promote the interests of Buyer and its subsidiaries and affiliates. Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as Buyer and the Consultant may agree. The Consultant shall be available for meetings at the principal executive offices of Buyer at such times as shall be reasonable and appropriate.

        (b)   During the Consulting Period, the Consultant shall be entitled to a consulting fee from the Buyer in an amount equal to Eight Thousand Three Hundred Thirty Three Dollars and Thirty-Four Cents ($8,333.34) per month, payable in arrears on the last business day of each month (the "Consulting Payments").

        (c)   During the Consulting Period, the Buyer shall reimburse the Consultant or otherwise provide for or pay for all reasonable and customary expenses incurred by the Consultant in connection with services rendered during the Consulting Period, subject to the submission of properly documented receipts, in accordance with the policies, programs, procedures and practices of the Buyer in effect at the time the expense was incurred, as the same may be changed from time to time.

        (d)   During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of Buyer or any subsidiary or affiliate of Buyer.

        (e)   The Consultant may terminate the Consulting Period by providing thirty (30) days written notice to Buyer in which case any future Consulting Payments shall cease. In addition, the Consulting Period shall automatically terminate by reason of the death of the Consultant and no notice of termination shall be required. The obligations of Buyer under this Agreement are subject to and contingent upon the Consultant continuing to be employed by the Company and the Bank from the date hereof until the Effective Time of the Merger.

        4.    Non-Disclosure of Confidential Information

        Except in the course of her services to the Buyer hereunder, and in the pursuit of the business of the Buyer or any of its subsidiaries or affiliates, the Consultant shall not, except as required by law, at any time during or following the Consulting Period, disclose or use any confidential information or proprietary data of the Buyer or any of its subsidiaries or affiliates or predecessors, unless such confidential information or proprietary data becomes publicly known through no fault of the Consultant. The Consultant agrees that, among other things, all information concerning the identity of the customers of the Buyer and its subsidiaries and affiliates and the relations of such entities with their customers is confidential information. This Section 4 shall survive the termination or expiration of the Consulting Period.

        5.    Non-Competition Provisions

        The Consultant agrees that during the twenty-four (24)-month period immediately following the Effective Time of the Merger (the "Non-Competition Period"), the Consultant will not (i) without the prior written consent of the Buyer, engage in, become interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a shareholder in a corporation, or become associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any commercial or national bank, any savings bank or savings and loan association, any credit union, or any holding company, direct or indirect subsidiary or other affiliate of any of the foregoing which has an office located in the State of Rhode Island or the Commonwealth of Massachusetts (in each case, a "Competing Business"); provided, however, that this provision shall not prohibit the Consultant from engaging in private equity or venture capital services or wealth management services as long as neither the Buyer nor any of its subsidiaries is providing wealth management services to its customers as part of its business in which case the Consultant will disengage from such wealth management services within three (3) months after being provided notice from the Buyer that it wishes her to discontinue providing such services, or from owning up to one percent (1%) of the outstanding common stock of any Competing Business if such common stock is publicly traded, (ii) solicit, induce, or hire away, or cause others to solicit, induce or hire away, any employee of the Buyer or any of its subsidiaries from the employment of such entities; (iii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Buyer or any of its subsidiaries) any customer of the Buyer or any of its subsidiaries to transact business with any Competing Business, or to reduce or refrain from doing any business with the Buyer or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Buyer or its subsidiaries and any such customers.

        6.    Non-Disparagement

        Except to the extent required by law, the Consultant agrees during the term of the Non-Competition Period not to make or cause to be made any oral or written statement, or take any other action, which disparages, criticizes, damages the reputation of, or is hostile to, the Buyer or its administration, employees, management, officers, shareholders, agents and/or directors.

        7.    Remuneration

        (a)   In consideration of the foregoing covenants and agreements by the Consultant (and in addition to payments due to the Consultant under other provisions of this Agreement), the Buyer covenants and agrees to pay the Consultant an amount equal to Six Hundred Fifty Thousand Dollars ($650,000) as follows: Three Hundred Fifty Thousand Dollars ($350,000) shall be paid to the Consultant on the Closing Date of the Merger and Three Hundred Thousand Dollars ($300,000) shall be paid to the Consultant on the first anniversary of the Closing Date of the Merger (collectively, the "Non-Competition Payments").

        (b)   The parties hereto acknowledge and agree that, within thirty (30) days after this Agreement is executed by the parties, the Buyer will engage an independent valuation firm mutually agreed upon by the Buyer and the Consultant to value the provisions under Section 5 of this Agreement (the "Non-Competition Valuation"). If the Non-Competition Value is less than the Non-Competition Payments, then the Non-Competition Period shall be extended from twenty-four (24) months to thirty-six (36) months. If the Non-Competition Value for a 36-month Non-Competition Period is still less than the Non-Competition Payments, then (1) the Non-Competition Payments on the Closing Date of the Merger and the one-year anniversary of the Closing Date of the Merger shall be proportionately reduced so that the sum of such payments equal the Non-Competition Value for the 36-month period, and (2) the parties to this Agreement agree to negotiate in good faith other appropriate changes to this Agreement.

        8.    Certain Payments by Buyer

        (a)   In the event that it is determined that part or all of the compensation and benefits to be paid to the Consultant, whether or not payable hereunder, (i) constitute "parachute payments" under Section 280G of the Code (the "Payments"), and (ii) equal or exceed three (3) times the Consultant's "Base Amount" (as such term is used under Section 280G of the Code), the Buyer, on or before the date for payment of the excise tax imposed under Section 4999 of the Code, shall pay to or on behalf of the Consultant, in a single lump sum, an amount (the "Gross-Up Amount") such that, after payment of all federal, state and local income taxes and employment-related taxes (including Social Security and Medicare taxes) and any additional excise tax under Section 4999 of the Code in respect of the Gross-Up Amount payment, the Consultant will be fully reimbursed for the amount of such excise tax.

        (b)   The determination of the Payments, the Base Amount and the Gross-Up Amount, as well as any other calculations necessary to implement this Section 8 shall be made by a third party mutually agreeable to the Buyer and the Consultant, with such third party's fee to be paid by the Buyer.

        (c)   As promptly as practicable following the above determinations, the Buyer shall pay to or distribute to or for the benefit of the Consultant such amounts as are then due to the Consultant under this Agreement and shall promptly pay to or distribute for the benefit of the Consultant in the future such amounts as become due to the Consultant under this Agreement.

        (d)   As a result of the uncertainty in the application of Section 280G of the Code at the time of an initial determination hereunder, it is possible that payments will not have been made by the Buyer which should have been made under clause (a) of this Section 8 ("Underpayment"). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Underpayment has been made and the Consultant thereafter is required to make any payment of an excise tax, income tax, any interest or penalty, the firm selected under clause (b) above shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Buyer to or for the benefit of the Consultant within 30 days following the date of such final determination. If and to the extent that the Consultant receives any tax refund from the Internal Revenue Service that is attributable to payments by the Buyer pursuant to this Section 8 of amounts in excess of the actual Gross-Up Amount as finally determined by the Internal Revenue Service or a court of competent jurisdiction ("Overpayment"), the Consultant shall promptly pay to the Buyer the amount of such refund that is attributable to the Overpayment within 30 days following the receipt of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, the Consultant shall not have any obligation to pay the Buyer any amount pursuant to this Section 8(d) if and to the extent that any such obligation would cause the arrangement to be treated as a loan or extension of credit prohibited by applicable law.

        9.    Section 409A

        The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. For avoidance of doubt, to the extent that any portion of the Consulting Payments or the Non-Competition Payments is determined to be made in substitution for payment of any deferred compensation subject to Section 409A of the Code payable to the Consultant, such amount will be paid on the earlier of (i) the first business day that is six months and one day following the Effective Time of the Merger or (ii) the date of the Consultant's death. None of the Buyer, the Company or the Bank make any representation or warranty and shall not have any liability to the Consultant or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

        10.    Cooperation with Litigation

        Except for any litigation as to which the Consultant is an adverse party relative to the Buyer or any of its subsidiaries, the Consultant shall cooperate fully with the Buyer in connection with any existing or future litigation and any investigations or regulatory matters against or involving the Buyer or any of its subsidiaries, whether administrative, civil or criminal in nature, which relate to events or matters that occurred prior to the Effective Time of the Merger or during the Consulting Period and to the extent that the Buyer deems her cooperation necessary. The Buyer will, to the extent practicable, provide the Consultant with reasonable notice of the need for such cooperation and will make a good faith effort to accommodate the Consultant's reasonable scheduling needs in coordinating such cooperation.

        11.    Successors and Assigns

        (a)   The Buyer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to the Consultant, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Buyer would be required to perform it if no such succession or assignment had taken place. Any failure of the Buyer to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement.

        (b)   This Agreement and all rights of the Consultant shall inure to the benefit of and be enforceable by the Consultant's personal or legal representatives, estate, executors, administrators, heirs and beneficiaries. Except as provided in this Section 11, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns pursuant to Section 10(a). This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Buyer.

        12.    Enforcement

        (a)   It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

        (b)   The Consultant acknowledges that the Buyer would not have entered into the Merger Agreement or intend to consummate the Merger unless the Consultant had, among other things, entered into this Agreement. Any breach of Sections 4 or 5 of this Agreement will result in irreparable damage to the Buyer for which the Buyer will not have an adequate remedy at law. In addition to any other remedies and damages available to the Buyer, the Consultant further acknowledges that the Buyer shall be entitled to seek injunctive relief hereunder to enjoin any breach of Sections 4, 5 or 6 of this Agreement, and the parties hereby consent to any injunction issued in favor of the Buyer by any court of competent jurisdiction, without prejudice to any other right or remedy to which the Buyer may be entitled. The Consultant represents and acknowledges that, in light of her experience and capabilities, the Consultant can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by the Buyer or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Consultant from earning a livelihood. In the event of a breach of this Agreement by the Consultant, the Consultant acknowledges that in addition to or in lieu of the Buyer seeking injunctive relief, the Buyer may also seek to recoup some or all of the amount paid by the Buyer pursuant to Section 7 hereof. Each of the remedies available to the Buyer in the event of a breach by the Consultant shall be cumulative and not mutually exclusive.

        13.    Amendment

        This Agreement may be amended or modified at any time by a written instrument executed by the parties prior to the Effective Time of the Merger and thereafter by the Buyer and the Consultant.

        14.    Notice

        Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

    If to the Buyer:

    Brookline Bancorp, Inc.
    160 Washington Street
    P.O. Box 470469
    Brookline, MA 02445
    Attention: Chief Executive Officer

    with a copy, in the case of a notice to Buyer to:

    Goodwin Procter LLP
    53 State Street
    Boston, MA 02109
    Attention: William P. Mayer, Esq.
                      Lisa R. Haddad, Esq.

    If to Consultant:

    24 Channing Avenue
    Providence, RI 02906

    with a copy, in the case of a notice to Consultant to:

    Edwards Angell Palmer & Dodge LLP
    2800 Financial Plaza.
    Providence, RI 02906
    Attention: V. Duncan Johnson, Esq.
                      Lori A. Basilico, Esq.

        15.    Waiver

        Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

        16.    Counterparts

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

        17.    Governing Law

        This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Rhode Island applicable to contracts entered into and to be performed entirely within the State of Rhode Island, except to the extent that federal law controls.

        18.    Headings and Construction

        The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

        19.    Entire Agreement

        This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including but not limited to the Employment Agreement, except that certain sections of the Employment Agreement shall remain in full force and effect as set forth in Section 2(f) above.

        20.    Effectiveness

        Notwithstanding anything to the contrary contained in this Agreement, the effectiveness of this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Buyer has caused this Agreement to be executed by its duly authorized officer, and the Consultant has signed this Agreement, effective as of the date first written above.

CONSULTANT:
/s/ Merrill W. Sherman Merrill W. Sherman

BROOKLINE BANCORP, INC.
By:	/s/ Paul A. Perrault
Name: Paul A. Perrault Title: President and Chief Executive Officer

BANCORP RHODE ISLAND, INC.
By:	/s/ John R. Berger
Name: John R. Berger Title: Chair, Compensation Committee

BANK RHODE ISLAND
By:	/s/ John R. Berger
Name: John R. Berger Title: Chair, Compensation Committee

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  Exhibit 10.1
RELEASE, CONSULTING AND NON-COMPETITION AGREEMENT
RECITALS